                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                               Mallinckrodt Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                               Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 561232109
                     ----------------------------------
                              (CUSIP Number)


         Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

            (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No. 561232109                    13G                               Page 2
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Investors. N.A.,  943112180
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 561232109                    13G                               Page 2A
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Fund Advisors
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 561232109                    13G                               Page 2B
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Bank PLC
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         United Kingdom
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 561232109                    13G                               Page 2C
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Funds Limited
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         United Kingdom
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 561232109                    13G                               Page 2D
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Investors, LTD.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

         United Kingdom
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
             / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
       BK
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.                                                                  Page 3

    (a)   Name of Issuer
                           Mallinckrodt Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           675 McDonnell Boulevard
                           St. Louis, MO 63134
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Investors, N.A.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           45 Fremont Street
                           San Francisco, CA 94105
          ---------------------------------------------------------------------
    (c)   Citizenship
                           U.S.A
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           561232109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.                                                                  Page 3A

    (a)   Name of Issuer
                           Mallinckrodt Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           675 McDonnell Boulevard
                           St. Louis, MO 63134
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Fund Advisors
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           45 Fremont Street
                           San Francisco, CA 94105
          ---------------------------------------------------------------------
    (c)   Citizenship
                           U.S.A
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           561232109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.                                                                  Page 3B

    (a)   Name of Issuer
                           Mallinckrodt Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           675 McDonnell Boulevard
                           St. Louis, MO 63134
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Bank PLC
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           54 Lombard Street
                           London England EC3P 3AH
          ---------------------------------------------------------------------
    (c)   Citizenship
                           United Kingdom
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           561232109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.                                                                  Page 3C

    (a)   Name of Issuer
                           Mallinckrodt Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           675 McDonnell Boulevard
                           St. Louis, MO 63134
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Fund Limited
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           Gredley House, 11 The Broadway
                           Stratford, England E15 4BJ
          ---------------------------------------------------------------------
    (c)   Citizenship
                           United Kingdom
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           561232109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.                                                                  Page 3D

    (a)   Name of Issuer
                           Mallinckrodt Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           675 McDonnell Boulevard
                           St. Louis, MO 63134
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Investors, LTD
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           Murray House, 1 Royal Mint Court
                           London, England EC3 NHH
          ---------------------------------------------------------------------
    (c)   Citizenship
                           United Kingdom
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           561232109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
                              0
    ---------------------------------------------------------------------------

    (b) Percent of class:
                              0.0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                                      0
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                                      0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                                      0
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                                      0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           Not applicable

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       November 10, 2000
                                       ----------------------------------------
                                                         Date

                                       /s/ Lois Towers
                                       ----------------------------------------
                                                      Signature

                                       Manager of Compliance
                                       ----------------------------------------
                                                      Name/Title